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                                                                    EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.



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
                                                                 Three Months Ended
                                                                      March 31,
                                                          ---------------------------------
                                                              1999                 1998
                                                          ------------         ------------

Numerator:
  Net income and comprehensive income...................  $  2,324,117         $  2,337,717
                                                          ============         ============


Denominator:
  Denominator for basic earnings per
    share - weighted average shares.....................     9,392,817            9,399,731


  Effect of dilutive securities:-
  Employee stock options................................        59,664               78,431
                                                          ------------         ------------

Denominator for diluted earnings per
  share - adjusted weighted average
  shares and assumed conversions........................     9,452,481            9,478,162
                                                          ============         ============

Basic earnings per share                                  $       0.25         $       0.25
                                                          ============         ============

Diluted earnings per share                                $       0.25         $       0.25
                                                          ============         ============